Exhibit h.(vii)

FORM OF
GLOBAL SECURITIES LENDING AGENCY AGREEMENT

This Global Securities Lending Agency Agreement, dated as of March 1, 2018 (this “Agency Agreement”), is entered into by and between (i) CITIBANK, N.A., a national banking organization (the “Agent”) and (ii) each of the registered investment companies identified on the signature page hereto (each a “Registrant” and collectively, the “Registrants”) on behalf of each of its respective series identified on Appendix A (each a “Lender” and collectively, the “Lenders”). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Lending Agreements (as defined below).

WHEREAS, State Street Bank and Trust Company (the “Custodian”) serves as each Lender’s custodian; and

WHEREAS, the Lenders desire to authorize the Agent to establish, manage and administer a Securities Lending Program in accordance with the provisions hereof (the “Program”) with respect to the lendable securities of the Lenders held in the accounts with the Custodian; and

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Registrants agree as follows:

1.	Appointment and Acceptance; the Agent’s Authorization.

a.     The Registrants each hereby appoint the Agent, and the Agent hereby accepts its appointment, as the Lender’s securities lending agent with the duties and obligations set forth in this Agency Agreement. No covenants or obligations not set forth herein shall be implied as a result of this Agency Agreement.

b.     The Registrants each hereby authorize and direct the Agent to arrange and administer loans of securities (the “Loans”) maintained in accounts listed on Exhibit A or as agreed upon by the parties from time to time (such accounts, the “Designated Accounts” and the assets and securities contained therein, the “Securities”). Securities that are the subject of a Loan shall be referred to as “Loaned Securities”.

c.     Assets and securities from the Designated Accounts in accordance with applicable law may be combined with those of other lenders for the purpose of arranging the Loans. In this regard, the Lender acknowledges that the Agent may utilize one or more omnibus “for customers” securities accounts, opened on its own books (the “Administration Account(s)”), for operational purposes. Assets and securities recorded against the Administration Account(s) will not be Loaned Securities until loaned.

d.     The Registrants each hereby authorizes and instructs the Agent to enter into Loans on behalf of the Lenders with the entities identified in Schedule I hereto or as otherwise identified by the Registrants in writing from time to time (each, a “Borrower”).

e.     Prior to arranging a Loan with a Borrower, the Agent will, on behalf of each Lender, enter into lending agreements substantially in the form of the market standard agreements listed on Schedule VI hereto (such agreements shall be collectively or individually referred to as “Lending Agreements”). The Registrant, on behalf its respective Lenders, agrees to be bound by the terms and conditions of each Lending Agreement entered into by the Agent on its behalf.

f.     The Regstrants each hereby appoint the Agent as custodian for any of the Fund's securities which are delivered to, and/or held by, the Agent for the purpose executing a Loan of such securities by the Agent or otherwise in connection with the conduct of the Program in accordance with this Agency Agreement. The Agent shall have no responsibility for any securities of a Lender held by the Custodian until such securities are, in fact, received by the Agent or its agents or sub-custodians.

2.	The Agent’s Services. In addition to the foregoing, the Registrants, on behalf of their respective Lenders, hereby authorize the Agent to perform the following functions:

a.	To negotiate rebates and/or lending fees with the Borrowers.

b.     To collect from Borrowers the cash, securities or other financial instruments that will serve as collateral for the Loans (“Collateral”) in the forms identified on Schedule II to this Agency Agreement.

c.     To enter into and sign, as agent for the Lender, such documents and instruments, including but not limited to repurchase agreements, tri-party agreements and subscription agreements as are required for the investment of Collateral. The Lender agrees to be bound to the terms of any such agreement.

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(i) To hold in custody, or enter into any required agreement with a third party custodian or tri-party custodian that will hold in custody, any and all Collateral delivered by the Borrowers in respect of Loans. Subject to the terms hereof, Collateral held by the Agent shall be segregated on the Agent’s books and records as being maintained solely for the benefit of the Lender.

(ii) As custodian for the Loaned Securities, the Lending Agent shall have and exercise the power and authority as outlined in Exhibit B.

The Custodian and the markets’ tri-party custodians (“Market Tri-party Custodians”) are not agents, subcontractors, or subcustodians of Agent. For clarity, “Market Tri-party Custodians” does not refer to affiliated or unaffiliated subcustodians in Agent’s own custodial network. Lender hereby directs Agent to execute any required agreements with such tri-party custodians.

e.     If requested by the Lender, to invest on the Lender’s behalf all cash Collateral delivered by Borrowers in respect of Loans. The Lender hereby authorizes and instructs the Agent to invest cash Collateral pursuant to the parameters outlined on Schedule III to this Agency Agreement. The Agent’s obligation with respect to the investments of cash Collateral shall be to make initial investments of cash Collateral within the parameters of Schedule III or as otherwise instructed by Lender. Agent will verify, at the initiation of each Loan, that the lending limit will not be exceeded after giving effect to such loan.

f.     To perform daily the “mark-to-market” function described in the Lending Agreements as the Lender’s agent and to request and return Collateral as contemplated in the Lending Agreements. The Lender acknowledges that the Agent will calculate the value of Loaned Securities and Collateral by reference to information provided by recognized pricing services, and shall have no liability for any errors or omissions in such information provided by such sources.

g.      To collect or arrange for the collection of any interest, dividends or other distributions or other payments of any kind on Loaned Securities (including but not limited to manufactured dividends, if any, and other distributions due to the Lender in respect of the Loan) and pay the same to the Lender.

h.     The Agent will use reasonable efforts to put procedures in place designed to limit the occurrence of negative loans (a loan for which the rebate, exceeds the earnings on the investment of cash collateral).

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i)      Agent will make Loan data available to each Lender in a form which is intended to allow Agent’s registered fund clients to comply with their obligations under the SEC’s Investment Company Reporting Modernization Rules (the “Rules”); however, the Agent undertakes no duty to advise on any Lender’s reporting obligations under the Rules and each Lender must review the proposed data package to determine whether it meets such Lender’s requirements.

j)       To: (i) terminate or modify any Loan at any time, (ii) terminate its responsibility and obligations as the Agent as to any loan, upon notice to the Lender at any time, and (iii) review and delete any Borrowers and/or investment counterparties at any time.

k)	To observe the conditions and restrictions set forth in Schedule VII, Section (D)(VII).

l)	To provide Lenders with reports and statements in a form as may be mutally agreed.

m)        To provide the Lenders, on at least a quarterly basis, a certificate of compliance, in a form that may be mutually agreed.

3.	Representations and Warranties.

a.     Each of the Registrants, on behalf of its respective Lenders, and the Agent each hereby represent and warrant that, throughout the term of this Agency Agreement, and for as long thereafter as a Loan is outstanding: (i) it is authorized, under the terms of its organizational documents (including, without limitation, its certificate of incorporation, memorandum and articles of association and bylaws), the terms of any agreements with any third party, and the laws, rules and regulations that govern it, to enter into this Agency Agreement and be bound thereby, to enter into the Loans, and to invest cash received as Collateral, in the case of the Lender as principal and in the case of the Agent as agent; and (ii) The person executing this Agency Agreement on its behalf has been, and all Authorized Persons acting on behalf of such party will have been, duly and properly authorized to do so.

b.     Each of the Registrants, on behalf its respective Lenders, represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Securities in the Designated Accounts are, and shall be at the time Loans are made, free and clear of all liens and encumbrances except as may be set forth in a custody agreement with Citibank, N.A. or the Custodian, and the Lender has full right, title and interest in and to and has not transferred, assigned or encumbered any interest or rights with respect to the Securities, this Agency Agreement, the Lending Agreements or transactions contemplated hereby or thereby and (ii) the Lender is not relying on the Agent to advise it on the suitability for the Lender of entering into any of the Lending Agreements.

c.     Both parties agree that the representations and warranties contained in this Section 3 shall be ongoing in nature, and shall continue throughout the term of this Agency Agreement. If, during the term of this Agency Agreement, either party has reason to believe that any representation or warranty made hereunder is or soon will not be true and correct, then that party is obliged to notify the other party thereof as soon as reasonably practicable.

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4.	Liability of Agent; Indemnification.

a.     Subject to the limitations contained in Section 5 of this Agency Agreement, the Agent agrees to indemnify and hold harmless each Lender from and against damages, losses, costs and fees incurred by the Lender that result from the Agent’s negligence, wilful misconduct or fraud performing its duties hereunder.

b.     If there occurs an event of default by the Borrower under a Lending Agreement, which is not a result of an error or omission of an administrative or operational nature and which event terminates a Loan, the Agent shall liquidate the Collateral for its use in connection with this indemnification and either: (i) replace the Loaned Securities or purchase “Equivalent Securities” as that term is defined in the relevant Lending Agreement; or (ii) pay an amount that is equal to the value of the Loaned Securities at the time at which the Loaned Securities were due to have been returned by the Borrower, or, if at such time a value is not determinable, the latest prior time at which a value is determinable.

c.       The respective Lender agrees to indemnify and hold harmless the Agent from and against any and all damages, losses, costs, Taxes (as hereinafter defined) and fees incurred by the Agent that result from: (i) any action taken or omitted to be taken by the Agent pursuant to the terms of this Agency Agreement, or the Lending Agreements; or (ii) as a consequence of carrying out any instructions of the Lender provided in accordance with Section 9 of this Agency Agreement, including, without limitation, instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed to between the Lender and the Agent, except where the Agent is negligent or acts with willful misconduct in carrying out those instructions.

5.	Limitation of Liability.

In addition to any other limits set forth herein:

a.       Agent’s liability under section 4.a of this Agency Agreement, whether to Lender or any creditor of Lender shall be limited to an amount equal to the market value of the securities that are the subject of the loan, investment or transaction to which the damage relates calculated at the time of the alleged act or omission giving rise to the loss.

b.       Under no circumstances shall Agent be liable for (i) special, consequential or indirect damages, lost profits or loss of business, (ii) any liability incurred as a result of the actions or inactions of any depositories, the Custodian or Market Tri-party Custodians or (iii) any loss arising out of any suspension of the Agent’s duties and obligations hereunder as a result of any law, regulation, decree, order or governmental act that prevents or limits the performance of such duties and obligations (including the suspension of trading), except insofar as that decree, order or governmental act is imposed as a sanction against agent due to an act or omission of the Agent in violation of Applicable Law (as hereinafter defined). For the avoidance of doubt, the Lender agrees to indemnify the Agent and to defend and hold the Agent harmless from all Losses incurred by the Agent as a result of the Custodian failing to comply with the instructions given to it under Clause 9(c).

c.     The Agent may refrain from beginning or defending any legal action or proceedings arising out of or in connection with any loan until it shall have received such indemnity and security as it may require for all costs, claims, expenses (including reasonable attorney’s fees) and liabilities which it will or may expend or incur in relation thereto.

d.     This Agreement shall be deemed to create a separate agreement for each Lender to the same extent as though each such Lender had separately executed an identical agreement. Any reference to a Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender

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to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender; (b) neither the Agent nor any Borrower shall have any right to set off any claims of or against a Lender by applying property or rights of any other Lender, and (c) no Lender, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Lender.

6.	Lien/Set -Off.

a. In addition to any other remedies available to the Agent under applicable law, the Agent shall have, and the Lender hereby grants, a continuing general lien on all securities in Agent’s possession and control, including but not limited to securities in the Designated Accounts (provided that Agent shall have no lien or security interest hereunder in any Security issued or guaranteed by Agent or its affiliates or if such lien or security interest is prohibited by law), and any Collateral sitting in any collateral account held by the Agent until the satisfaction of liabilities arising under this Agency Agreement of the Lender to the Agent in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agency Agreement; and

b. In additional to any other remedies available to the Agent under applicable law, the Agent may without prior notice to the Lender, set off any payment obligation owed to it by the Lender in connection with all liabilities arising under this Agency Agreement against any payment obligation owed by it to the Lender under this Agency Agreement regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

7.	Subrogation. If the Agent makes any transfer or payment as a result of a failure by a Borrower to return any Loaned Securities, the respective Lender agrees that the Agent is and will be subrogated to all such Lender’s rights with respect to such failure in and to the Lending Agreements and the Collateral under such Lending Agreements and such Lender hereby assigns to the Agent all such rights.

8.	Duties of the Lender; Fees; Taxes.

a.       Notwithstanding any other provision in this Agency Agreement to the contrary, each Lender acknowledges and agrees that the investment of cash received as Collateral is for the Lender’s account and risk. Each Lender agrees that to the extent any investment losses reduce the amount of cash below the amount required by the Loan and/or mark to market process, the Lender will, on the Agent's demand, pay to the Agent such amount (together with any applicable fees or charges) in cash, which the Agent will receive and use as, or reimburse for, Collateral. If a Lender fails to make any payment due to the Agent, such Lender will be liable to the Agent for the amount of any such payment, together with interest on such amount, from the date of the Agent's demand referred to above until payment of such liability.

b.       In consideration of the services provided hereunder each Lender agrees to pay to the Agent an amount equal to a fixed percentage of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers, and (ii) fees paid in connection with transactions for which non-cash Collateral is provided by Borrowers. These amounts shall be set forth on Schedule IV of this Agency Agreement. Each Lender

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authorizes and directs the Agent to withhold such fees on a monthly basis from the amounts payable to the Lender in respect of such investment and fee income or as otherwise agreed in writing.

c.       The Agent shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Lender ("Taxes”; “Taxes” shall not, however, include taxes assessed against the Agent related to its own income or assets). Each Lender agrees that Taxes shall be paid by the Lender. The Agent will deduct or withhold for or on account of Taxes from any payment to the Lender if required by any law including, but not limited to (i) any statute or regulation, (ii) any agreement entered into by the Agent and any governmental authority or between any two or more governmental authorities, or (iii) a requirement of any legal, governmental or regulatory authority, where any statute, regulation or governmental authority may be domestic or foreign (any of (i), (ii) or (iii) referred to herein as "Applicable Law"). Each Lender acknowledges that the Agent may debit any amount available in any balance held for the Lender and apply such amount in satisfaction of Taxes. The Agent will timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the Applicable Law as provided in this Clause. If any Taxes become payable with respect to any prior credit to the Lender by the Agent, the Lender acknowledges that the Agent may debit any balance held for the Lender in satisfaction of such prior Taxes. The Lender shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Agent or any governmental authority. If Taxes are paid by the Agent or any of its affiliates, the Lender shall promptly reimburse the Agent for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Lender.

d.       To maintain the tax attributes of a Lender, the Lender may instruct the Agent in writing to limit Loan income for a given fund in a year to no more than a stated figure and, in such event the Agent will use reasonable commercial efforts to monitor such Lender’s program earnings and to observe such limit. In addition, Agent will cease making Loans for a Lender when instructed by the Lender.

e.       If during the term of this Agreement the regulatory capital charges associated with provision of the indemnification provided in section 4 shall increase materially, or if there is a change in law or regulation or in the Guidelines or conditions/ restrictions provided by Lenders which materially increases the cost to the Agent of providing its services hereunder or which materially reduces the lending program’s earning potential, Agent may request a renegotiation of the fee. In such event, Customer agrees to the holding of good faith discussions between the parties on the impact of those charges,r costs or other changes; it being understood that Customer is under no obligation to agree a different fee.

9.	Instructions

a.      The Agent is entitled to rely and act upon any and all instructions (including, consents and notices) received by the Agent, communciated through any manual or electronic medium or system as agreed to by the parties (“Instructions”) of any person identified by the Registrants as an “Authorized Person” in connection with the transaction contemplated hereby until the Agent has received notice of any change from the Registrants and has had a reasonable time to note and implement such change. The Agent is authorized to rely upon any Instructions received by any means, provided that the Agent and the Registrant, on behalf of its respective Lenders, have agreed upon the means of transmission and the method of identification for the Instructions. In particular:

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(i)	Each Lender and the Agent will comply with security procedures designed to verify the origination of Instructions.

(ii)	The Agent is not responsible for errors or omissions made by a Lender or resulting from fraud or the duplication of any Instruction by the Lender, and the Agent may act on any Instruction by reference to an account number only, even if no account name is provided.

(iii)	The Agent may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)	The Agent may decide not to act on an Instruction where it reasonably doubts its contents, completeness, authorization, origination or compliance with any security procedures or where Instructions are given which conflict with each other but the Agent will promptly notify the Lender of its decision.

(v)	If the Agent acts on any Instruction sent manually (including by facsimile or telephone), then, if the Agent complies with the security procedures as referred to under Sub-Clause 8(a)(i) above, the Lender will be responsible for any loss the Agent may incur in connection with that Instruction. The Lender expressly acknowledges that the Lender is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

(vii)	The Agent may refuse to execute Instructions if, in the Agent's opinion, they are contrary to any Applicable Law, rule or other regulatory requirement, whether arising from any governmental authority, self-regulatory organization or that of a relevant stock exchange, clearing house, settlement system or market.

(viii)	In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the relevant Instruction to deliver any part of the Collateral against payment or to pay for any part of the Collateral against delivery, the Agent may make or accept payment for or delivery of any part of the Collateral at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

b.       Each Lender agrees to provide written instructions related to the termination or modification of the terms of a Loan or otherwise as to the recall of Loaned Securities: (i) by electronic mail or SWIFT message; (ii) to the department or desk of the Agent that is separately identified to the Lender; and (iii) in accordance with the deadlines and cutoff times set forth on Schedule V to this Agency Agreement, and to cause all of its investment managers and/or advisors with access to the Designated Accounts to so advise the Agent, or of any securities in the Designated Accounts it or they, as applicable, shall sell or have sold. Each Lender understands that the Agent shall have no liability as a result of the failure of the Lender and/or its investment managers/advisors to give this notice in accordance with the terms of this Section 9.b and the Lending Agreements.

c.       Each Lender agrees to give irrevocable instructions to the Custodian substantially in the form of those set out in Annex 1 to Exhibit A: (i) to act in accordance with any instructions given from

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time to time by the Agent (acting through duly authorised individuals as notified to the Lender’s custodian in writing), including instructions relating to the settlement of transactions effected by the Agent on behalf of the Lender pursuant to any Lending Agreement and the transfer of Securities to or from the Designated Accounts at the direction of the Agent to enable the Agent to meet its obligations hereunder and the Lending Agreements; (ii) to provide, at such times and in such form as the Agent may require, regular update information regarding the status of any action by the Custodian required by an instruction given by the Lender to such custodian; and (iii) to provide the Agent with information about the Loaned Securities, provided that such irrevocable instructions may be revoked by the Lender upon the termination of this Agency Agreement.

10.	Lender Information. a. The Agent may rely on the information relating to a Lender, including but not limited to tax-related information, in connection herewith, particularly in agreeing and collecting any income due under a Lending Agreement. Request for such information by the Agent hereunder may be made from time to time during the term of this Agency Agreement. The Agent shall not incur any liability for any loss, damages or costs arising directly or indirectly from the inaccuracy of information provided by the Lender or a failure by the Lender to supply information requested hereunder.

b. Each Lender shall provide the Agent with information and proof (copies or originals) as to its Tax status or residence or other information as the Agent reasonably requests in order for the Agent to comply with Applicable Law. Information and proof may include executed certificates, representations and warranties, or other documentation the Agent deems necessary or proper to fulfill the requirements of relevant Tax authorities. The Lender shall notify the Agent in writing within 30 days of any material change in, or in the validity of, information previously provided to the Agent.

c. Certain matters with respect to Lenders’ Information Security Safeguards Addendum are set forth on Schedule VII, section D(I).

11.	Advances. Each Lender agrees to repay the Agent promptly for any advances of funds that the Agent may from time to time, in its sole discretion, make to or for the account of the Lender in connection with and to facilitate the transactions contemplated in this Agency Agreement and the Lending Agreements. In such event, the Lender shall be liable to the Agent for the amount of such advance or payment, together with interest on such amounts, at a rate per annum equal to the Agent's internal pool fund rate, from the date of the Agent's advance or the due date of such payment, as appropriate, until payment by the Lender of such liability. The Agent may withhold all such amounts from the amounts payable to the Lender hereunder.

12.	Disclosure/Confidentiality.

a.      Subject to the terms of this Agency Agreement, the Agent and each Lender will at all times respect and protect the confidentiality of this Agency Agreement and will not disclose to any other person any information acquired as a result of or pursuant to this Agency Agreement, unless required to do so by any applicable law, statute, regulation or by any court order or similar process enforceable in any relevant jurisdiction, or if required to do so by any fiscal or regulatory body or self-regulatory organization (whether of a governmental nature or otherwise) in any relevant jurisdiction. The Lenderauthorizes the transfer and disclosure of any confidential information of the Lender to and between the Agent and its branches, subsidiaries, representative offices, affiliates and administrative support providers and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services under this Agreement (including for data processing, statistical and risk analysis purposes and for compliance with Applicable Law).

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b.       Each Lender also specifically authorizes the Agent to: (i) disclose information to Borrowers regarding the Lender as those Borrowers request or are required to obtain pursuant to Applicable Law, rule or regulation, or as deemed necessary in connection with the consummation or maintenance of any Loans; (ii) disclose to third parties information concerning the Securities in the Designated Accounts for the purpose of estimating the potential fees to be paid by Borrowers with respect thereto; and (iii) disclose to the Lender’s agents, the Lender’s Custodian and the Lender’s affiliates such information as required or necessary in connection with the consummation of Loans hereunder, including but not limited to the information identified by the Lender as necessary for the Lender to comply with applicable U.S. Securities and Exchange Commission rules..

c.       Each Lender agrees that no printed materials or other matter (in any language) that mention Citi, Citigroup Inc., Citibank, N.A., Citibank Europe plc, the rights, powers or duties of the Agent or the terms of this Agency Agreement shall be published or disclosed to any third party by the Lender or on the Lender’s behalf unless: (i) Citibank, N.A. shall first have given its specific written consent; or (ii) the Lender is legally required to do so pursuant to any Applicable Law, rule or regulation to which it is subject. For avoidance of doubt, the foregoing provision does not prohibit naming the Agent and disclosing the terms of this Agency Agreement in a Lender’s registration statement, financial statements, U.S. Securities and Exchange Commission filing or as an exhibit to any such filing.

13.	Non-Public Information, Bank Business and Roles.

a.      Notwithstanding anything else contained in this Agency Agreement and any other agreement between the Lender and Citibank, N.A. and its affiliates (collectively, “Citi”):

(i)	each Lender acknowledges that Citibank, N.A. and its affiliates perform a variety of services for a variety of entities, including banking and financial services for Borrowers, and advisor to issuers of the Loaned Securities and Collateral investments of the Lender;

(ii)	each Lender shall not hold Citibank, N.A. or its affiliates liable for its or their failure to make use of, in its role as the Agent within the terms of this Agency Agreement, non-public information it obtains in the course of doing so, the use of which may be prohibited by the legal and regulatory environment and by internal Citi policies, whether or not the use of such information in a specific instance might constitute a breach of any such Applicable Laws, regulations or polices;

(iii)	each Lender acknowledges that Citibank, N.A., in its role as custodian and processing agent, and its affiliates receive compensation from the Lender in addition to the fees received pursuant to this Agency Agreement, and

(iv)	the Agent has entered, and may enter, into agreements similar to this Agency Agreement with others and the Agent or its affiliates may from time to time lend Securities to or through, or enter into similar transactions with, any Borrower or, where relevant, act as discretionary manager for other clients and therefore agrees that:

(A)       the selection of a lender for any particular lending opportunity among all persons having entered into such agreements with the Agent shall be at the Agent's sole discretion; and

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(B)       the Agent shall have no duty to inform the Lender of any lending or similar opportunity presented to the Agent or its affiliates or to refrain from taking advantage of any such opportunity but may avail itself of any such opportunity as freely as if there were no relation of principal and agent between the Lender and the Agent.

Notwithstanding the foregoing, Agent shall treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific Securities, availability of Securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Agent deems appropriate.

b.       Each Lender acknowledges and agrees that the obligations and duties of Citibank, N.A. under this Agency Agreement shall be performed only by Citibank, N.A. and its agents, and shall not be deemed obligations or duties of any other member of the Citi organization.

14.	Notices. Except as otherwise specifically provided herein, all notices and other communications shall be in writing in the English language and shall be made either by facsimile or by prepaid first class mail (except that notice of termination, if mailed, shall be sent by prepaid registered or certified mail) at the address listed in Schedule VII or at such other address as a party may advise the other parties hereto in writing from time to time.

15.	Termination.

a.       Each Lender may, in its sole and absolute discretion, direct the Agent to terminate any loan of such Lender’s securities (or if the terms of the Loan provide for substitution of Securities, to effect such a substitution) at any time and for any reason in which event the Agent shall, promptly, upon receipt of notice thereof from such Fund, take all steps necessary to cause the termination of such Loan (or substitution of Securities) and the return of the Loaned Securities to the such Lender’s account within the standard settlement period for such securities.

b.       Each party may terminate this Agency Agreement and the Agent’s authorization as securities lending agent for the Lender at any time upon giving not less than fifteen (15) days prior written notice to the other. The parties hereby acknowledge and agree that, even after notice of termination of this Agency Agreement is given and effective, the Agent shall continue (unless specifically instructed to terminate or novate the Loans) to act as the Agent for the Lender as set forth herein with respect to any Loans outstanding at the time notice of termination is given until such Loans terminate. The exercise of the foregoing option to terminate this Agency Agreement by any one Lender shall be effective only with respect to that Lender and this Agency Agreement shall remain in full force and effect with respect to the other Lenders. In the event that this Agency Agreement is terminated by any Lender or Lenders, the Lending Agent shall not make any further securities loans on behalf of such Lender or Lenders after it has given or received, as the case may be, notice of such termination.

c.       Notwithstanding anything else contained herein, the following terms shall survive the termination of this Agency Agreement: 4, 5, 6, 7, 8, 11, and 12.

16.	Miscellaneous.

a.       No Advice, No Duty to Monitor. Each Registrant, on behalf its respective Lenders, acknowledges and agrees that the Agent does not owe to, nor is it obligated to perform on behalf

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of, the Lender any investment advisory duties or responsibilities, nor shall the Agent have any duty to monitor investments of cash received as Collateral after the time of initial investment.

b.       No Third Party Beneficiaries.       This Agency Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including without limitation any Borrower, any counterparty in a transaction with a Lender, or any third party service provider for the Lender or the Agent.

c.       Force Majeure.       Neither party shall be responsible to the other for any loss caused by a natural, regulatory or societal event due to any cause beyond its reasonable control, such as a natural disaster, nationalization, currency restriction, act of war, act of terrorism, act of God, postal or other strike affecting the market infrastructure, unavailability of communications systems, sabotage or the failure, suspension or disruption of any relevant stock exchange, clearance system or market.

d.       Amendments. This Agency Agreement shall not be amended except by a written agreement between the parties and any purported amendment made in contravention of this section shall be null and void and of no effect whatsoever; provided, however, (i) Appendix A listing each Registrant and its respective Lenders may be amended from time to time to add one or more Registrants or one or more series of one or more Registrants, by each applicable Registrant’s execution and delivery to the Agent of an amended Appendix A and the Agent’s execution of such amended Appendix A; and (ii) the tax rates set forth on Appendix B may be updated from time to time upon written notice by electronic transmission, facsimile transmission or other method as the Lenders and the Agent may reasonably agree to in writing.

e.       Assignment. This Agency Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign, transfer or charge all or any rights, benefits or obligations hereunder without the consent of the other party. Any purported assignment, transfer or charge made in contravention of this section shall be null and void and of no effect whatsoever.

f.       Entire Agreement. This Agency Agreement, and all current executed Schedules and Exhibits hereto shall constitute the entire agreement between the parties and, unless otherwise expressly agreed in writing, shall supersede all prior agreements and understandings, written or oral relating thereto, between the parties.

g.       No Implied Waiver. The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agency Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right, power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.

h.       Further Assurances. Each Lender agrees to provide such additional information and execute and deliver such further documentation as the Agent may reasonably request in connection with and in furtherance of the transactions authorized herein. In addition to additional documentation as noted in the preceding sentence, the parties agree to the additional terms outlined in Schedule VII in furtherance of the transactions authorized herein.

i.       Partial Invalidity. In the event that any provision of this Agency Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agency Agreement, and the application of such provisions to persons or circumstances other than those as to which it is

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held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.

j.       Governing Law and Jurisdiction; Compliance with Laws.

(i)	This Agency Agreement shall be governed by and construed in accordance with the internal laws (and not laws of conflicts) of the country, and if applicable, the state, in which the office of the Agent with which the Lender has its principal securities lending relationship is located. The parties agree that the courts of the such country and, if applicable, such state, shall have jurisdiction to hear and determine any suit, action and proceeding and settle any dispute which may arise out of or in connection with this Agency Agreement; and for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. The specific office and jurisdiction are identified in Schedule VII, in addition to such additional terms or conditions as may be applicable.

(ii)	Each party hereto irrevocably waives (A) any right to a trial by jury, if applicable; (B) any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court designated hereby, any claim that such actions or proceedings have been brought in an inconvenient forum and the right to object that any court designated hereby does not have jurisdiction over such party; and (C) to the fullest extent permitted by Applicable Law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from actions or proceedings by or in any court, and irrevocably agrees, to the fullest extent permitted by Applicable Law, that it will not claim such immunity in any such actions or proceedings.

(iii)	Each Registrant, on behalf its respective Lenders, acknowledges and agrees that the Agent’s performance of this Agency Agreement is subject to Applicable Law and to relevant decrees, orders and government acts and the rules, operating procedures and practices of any relevant stock exchanges, clearance systems or market where or through Loans are to be carried out or to which the Agent may be subject or as exist in the country in which any Securities or Collateral are held.

k.       Counterparts. This Agency Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Lending Agency Agreement to be executed as of the date set forth above.

CITIBANK, N.A., Agent	The Hartford Mutual Funds, Inc., on behalf
its respective Lenders on Appendix A
The Hartford Mutual Funds II, Inc.,
on behalf its respective Lenders on Appendix A
Hartford Series Fund, Inc., on behalf its
respective Lenders on Appendix A, on behalf
its respective Lenders on Appendix A
Hartford HLS Series Fund II, Inc., on behalf
its respective Lenders on Appendix A
Hartford Funds Master Fund, on behalf its
respective Lenders on Appendix A

By:			By:
	Name:	Richard Kissinger		Name: Laura Quade
	Title:	Director, Agency Securities Lending		Title: Vice President

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Appendix A

Lenders

The Hartford Mutual Funds, Inc.
1. The Hartford Balanced Fund
2. The Hartford Balanced Income Fund
3. The Hartford Capital Appreciation Fund
4. Hartford Core Equity Fund
5. The Hartford Dividend and Growth Fund
6. Hartford Emerging Markets Equity Fund
7. The Hartford Emerging Markets Local Debt Fund
8. Hartford Environmental Opportunities Fund
9. The Hartford Equity Income Fund
10. The Hartford Global All-Asset Fund
11. Hartford Global Capital Appreciation Fund
12. Hartford Global Equity Income Fund
13. The Hartford Global Real Asset Fund
14. The Hartford Healthcare Fund
15. The Hartford Inflation Plus Fund
16. Hartford International Equity Fund
17. The Hartford International Growth Fund
18. The Hartford International Opportunities Fund
19. The Hartford International Small Company Fund
20. The Hartford International Value Fund
21. Hartford Long/Short Global Equity Fund
22. The Hartford MidCap Fund
23. The Hartford MidCap Value Fund
24. Hartford Multi-Asset Income Fund
25. Hartford Municipal Income Fund
26. The Hartford Municipal Opportunities Fund
27. Hartford Municipal Short Duration Fund
28. The Hartford Quality Bond Fund
29. Hartford Real Total Return Fund
30. The Hartford Short Duration Fund
31. Hartford Small Cap Core Fund
32. The Hartford Small Company Fund
33. The Hartford Strategic Income Fund
34. The Hartford Total Return Bond Fund
35. The Hartford World Bond Fund

The Hartford Mutual Funds II, Inc.
1. The Hartford Growth Opportunities Fund
2. The Hartford Municipal Real Return Fund
3. The Hartford Small Cap Growth Fund
4. Hartford Quality Value Fund
5. Hartford Schroders Emerging Markets Debt and Currency Fund
6. Hartford Schroders Emerging Markets Equity Fund
7. Hartford Schroders Emerging Markets Multi-Sector Bond Fund
8. Hartford Schroders Global Strategic Bond Fund
9. Hartford Schroders International Multi-Cap Value Fund
10. Hartford Schroders International Stock Fund
11. Hartford Schroders Tax-Aware Bond Fund
12. Hartford Schroders US Small Cap Opportunities Fund
13. Hartford Schroders US Small/Mid Cap Opportunities Fund

 I

Hartford Series Fund, Inc.
1. Hartford Balanced HLS Fund
2. Hartford Capital Appreciation HLS Fund
3. Hartford Disciplined Equity HLS Fund
4. Hartford Dividend and Growth HLS Fund
5. Hartford Global Growth HLS Fund
6. Hartford Healthcare HLS Fund
7. Hartford International Opportunities HLS Fund
8. Hartford MidCap HLS Fund
9. Hartford MidCap Value HLS Fund
10. Hartford Small Company HLS Fund
11. Hartford Stock HLS Fund
12. Hartford Total Return Bond HLS Fund
13. Hartford Ultrashort Bond HLS Fund
14. Hartford Value HLS Fund

Hartford HLS Series Fund II, Inc.
1. Hartford Growth Opportunities HLS Fund
2. Hartford Small Cap Growth HLS Fund
3. Hartford Small/Mid Cap Equity HLS Fund
4. Hartford U.S. Government Securities HLS Fund

Hartford Funds Master Fund
1. Global Impact Master Portfolio

 II